For Immediate Release

FERRO ANNOUNCES ADDITIONAL VALUE CREATING INITIATIVES

•	Enters Definitive Agreement to Sell Specialty Plastics Business

•	Initiates Effort to Market the Polymer Additives Business

•	Undertakes Debt Refinancing

CLEVELAND, Ohio – June 4, 2014 – Ferro Corporation (NYSE: FOE) today announced three strategic actions to advance its value creation strategy.

The Company said it has reached a definitive agreement to sell substantially all of the assets in its Specialty Plastics business to A. Schulman, Inc. for $91 million in cash. Assets included in the transaction are Ferro’s plastics manufacturing sites in Stryker, Ohio; Evansville and Plymouth, Indiana; Carpentersville, Illinois; and its plastics operations in Castellon, Spain. Specialty Plastics assets not included in the sale are Ferro’s liquid colorants and dispersions business in Edison, New Jersey, and its Specialty Plastics operations in Venezuela.

The Company estimates that cash proceeds, net of cash taxes and fees, from the sale of the Specialty Plastics assets will be approximately $87 million, which it plans to use to reduce debt. The sale is subject to customary closing conditions, including consultation with workers’ representatives. The transaction is expected to close early in the third quarter of 2014. The Company is being advised on the Specialty Plastics transaction by Lazard and Jones Day.

In addition, Ferro said it has launched a process to market its Polymer Additives business and has retained KeyBanc Capital Markets to advise on the transaction.

Peter Thomas, Chairman, President and Chief Executive Officer of Ferro, said, “A major component of our value creation strategy is to harvest the value of assets that are no longer core to our growth strategy or are underperforming relative to our expected value creation metrics. Over the past 18 months, we have made significant progress on this objective, resulting in improved financial performance for the Company.”

Thomas continued, “The actions we are announcing today illustrate our intention to focus resources on our Performance Materials product lines and to create a portfolio of higher-growth, value creating businesses. Our strategic vision is to become the premier global functional coatings and color solutions company, building on our core competencies in glass and color technologies. These divestitures will align our portfolio with that vision and provide liquidity for strategic growth activities. We are excited about the growth prospects associated with our core strategic platform and are actively pursuing multiple opportunities.”

Ferro also announced that it plans to refinance its debt to reduce interest and further enhance strategic flexibility. The Company plans to refinance the Company’s existing $250 million 7.875% Senior Notes due in 2018 with long-term debt and is in negotiations with its bank group to refinance its revolving credit facility. The Company expects the refinancing to be completed over the next 60 days. J.P. Morgan Securities LLC, PNC Capital Markets LLC and BofA Merrill Lynch are assisting with the refinancing activities.

Revised Earnings Guidance Related to Asset Divestitures

Giving effect for the anticipated divestitures and the debt refinancing, Ferro is revising its 2014 and 2015 guidance. The new guidance excludes the full-year direct sales, gross profit, and selling, general and administrative (SG&A) expenses of the Specialty Plastics and Polymer Additives assets and excludes the cost associated with the debt refinancing. As such, revised 2014 adjusted earnings per diluted share guidance is now $0.48 to $0.53. For 2015, the Company expects adjusted earnings will exceed $0.80 per diluted share. In 2013, the Specialty Plastics assets included in the transaction generated sales of $154 million while the Polymer Additives segment had 2013 sales of $293 million. For the full-year 2013, the two sets of assets contributed adjusted diluted EPS of $0.11 and $0.10, respectively, of the Company’s reported adjusted EPS of $0.47.

The revised earnings guidance will be discussed more fully in a Company-sponsored conference call.

Conference Call

The Company will host a conference call to discuss these developments and to provide additional information concerning its revised earnings guidance on Wednesday, June 4, 2014, at 11:00 a.m. Eastern Time. To listen to the call, dial 800-354-6885 if calling from the United States or Canada, or dial 303-223-2685 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on June 11. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21718785 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through July 11, 2014. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,330 employees globally and reported 2013 sales of $1.6 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Ferro’s ability to successfully (i) complete the disposition of its Specialty Plastics assets, (ii) market the Polymer Additives business and consummate a sale, and (iii) refinance its existing revolving credit facility and senior notes, on commercially acceptable terms or at all;

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and indirect spend optimization initiative, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

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Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported (Loss) Income to Adjusted Income
for the Twelve Months Ended December 31 (Unaudited)
(Dollars in thousands,		Selling, general and				Net (loss) income
except per share		administrative	Restructuring and		Income tax expense	attributable to common	Diluted (loss)
amounts)	Cost of sales	expenses	impairment charges	Other expense, net	(benefit)	shareholders	earnings per share

				Twelve months ended December 31, 2013

As reported	$1,305,682	$176,282	$41,733	$15,976	$14,867	$71,942	$0.82
Special items:
Impairments	—	—	(9,586)	—	3,451	6,135	0.07
Restructuring	—	—	(32,147)	—	11,573	20,574	0.24
Pension[1]	19	70,096	—	—	(25,241)	(44,874)	(0.51)
Other[2]	(4,015)	(7,660)	—	13,795	(763)	(1,357)	(0.02)
Taxes[3]	—	—	—	—	19,597	(19,597)	(0.22)
Solar Pastes[4]						205	—
Discontinued operations						8,421	0.10
Noncontrolling interest						(394)	(0.01)

Total special items	(3,996)	62,436	(41,733)	13,795	8,617	(30,887)	(0.35)
As adjusted	$1,301,686	$238,718	$—	$29,771	$23,484	$41,055	$0.47

1)	Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.

2)	Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development activities.

3)	Adjustment of reported earnings and of special items to a normalized 36% rate for 2013.

4)	Adjustment to exclude the operations of the solar pastes product line prior to the completion of the transaction on February 6, 2013 where certain solar pastes assets were sold and the Company exited the product line. We believe this adjustment, in combination with the adjustment to exclude the gain on the sale of solar pastes assets of $8,954 included within the adjustments to the other expense, net column, provides investors with additional information on the underlying operations of the business.

It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings and earnings per share presented here exclude certain special items including, restructuring and impairment charges, mark-to-market pension and other postretirement benefit gains and losses, certain costs related to divested businesses and product lines, severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs, certain business development costs, and costs related to a flood that occurred in Germany. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.